Exhibit 1.2

Pricing Agreement

February 24, 2010

BANC OF AMERICA SECURITIES LLC

WELLS FARGO SECURITIES, LLC

c/o	Banc of America Securities LLC
One Bryant Park
New York, New York 10036

and

Wells Fargo Securities, LLC
301 S. College Street
Charlotte, North Carolina 28288

Ladies and Gentlemen:

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 24, 2010 (the “Underwriting Agreement”), between the Company on the one hand and Banc of America Securities LLC and Wells Fargo Securities, LLC, acting for themselves and as representatives of the Underwriters named in Schedule I hereto (collectively, the “Underwriters”), on the other hand, to issue and sell to the Underwriters the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus and the General Disclosure Package in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and the General Disclosure Package (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the General Disclosure Package and the Prospectus, as amended or supplemented, relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the Time of Delivery and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The obligations of the Underwriters under this Pricing Agreement and the Underwriting Agreement incorporated herein are several and not joint.

This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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If the foregoing is in accordance with your understanding, please sign and return this Pricing Agreement to us, and upon acceptance hereof by you, this Pricing Agreement and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriters and the Company.

Very truly yours,

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Andrew P. Blocher
Name:	Andrew P. Blocher
Title:	Senior Vice President-Chief
Financial Officer and Treasurer

Accepted as of the date hereof:

BANC OF AMERICA SECURITIES LLC

WELLS FARGO SECURITIES, LLC

By: Banc of America Securities LLC

By:	/s/ Jeffrey Horowitz
Name:	Jeffrey Horowitz
Title:	Managing Director

By: Wells Fargo Securities, LLC

By:	/s/ Carolyn C. Hurley
Name:	Carolyn C. Hurley
Title:	Vice President

For themselves and as Representatives of the Underwriters named in Schedule I to this Pricing Agreement.

SCHEDULE I

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$49,500,000
Wells Fargo Securities, LLC	49,500,000
Citigroup Global Markets Inc.	15,000,000
Goldman, Sachs & Co.	15,000,000
PNC Capital Markets LLC	6,000,000
RBC Capital Markets Corporation	6,000,000
Capital One Southcoast, Inc.	3,000,000
Sandler O’Neill & Partners, L.P.	3,000,000
SunTrust Robinson Humphrey, Inc.	3,000,000

Total	$150,000,000

Sch. I

SCHEDULE II

Title of Designated Securities:

5.90% Notes due 2020 (the “Designated Securities”)

Aggregate principal amount:

$150,000,000

Price to Public:

99.812% of the principal amount of the Designated Securities, plus accrued interest from March 1, 2010

Purchase Price by Underwriters:

99.162% of the principal amount of the Designated Securities

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Indenture:

Indenture, dated as of September 1, 1998, between the Company and U.S. Bank National Association, successor to Wachovia Bank, National Association, successor to First Union National Bank, as Trustee

Maturity:

April 1, 2020

Interest Rate:

5.90% per year

Interest Payment Dates:

April 1 and October 1, commencing October 1, 2010

Sch. II

Redemption Provisions:

The Designated Securities may be redeemed at any time at the Company’s option, in whole or in part, at a redemption price as described in the Prospectus Supplement

Sinking Fund Provisions:

None

Defeasance provisions:

The defeasance and covenant defeasance provisions of the Indenture apply to the Designated Securities

Applicable Time:

1:00 p.m. (Eastern time) on February 24, 2010 or such other time as agreed by the Company and the Representatives

Time of Delivery:

March 1, 2010

Closing Location:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Underwriting Agreement Section 12 Notice Information:

Banc of America Securities LLC

NY1-100-18-03

One Bryant Park

New York, New York 10036

Facsimile: 704-264-2522

Wells Fargo Securities, LLC

301 S. College Street

Charlotte, NC 28288

Attention: Transaction Management Department

Facsimile: 704-383-9165

Sch. II, Page 2